                                                                    Exhibit 99.3


[LOGO OF TRUE NORTH]
TRUE NORTH COMMUNICATIONS INC.
WORLD HEADQUARTERS
101 EAST ERIE STREET, CHICAGO, ILLINOIS 60611-2897, USA PHONE 312-751-7227 FAX 312-440-8070


   Date: November 17, 1997
Contact: Sue Geanuleas: 312/425-6570                                       NEWS
         Rich Torrenzano: 212/681-1700 ext. 111


FOR IMMEDIATE RELEASE


                 TRUE NORTH BOARD ISSUES STATEMENT TO PUBLICIS


Chicago, IL--In follow-up to a letter sent to the True North Communications Inc.'s Board of Directors, released to the press today by Publicis Communication, the response back from the True North Board coming out of their meeting held November 12, 1997, was publicly released (attached). True North believes the unusual step of making this letter public serves as the clear and appropriate statement to Publicis' actions.


                                      ###

[LOGO OF TRUE NORTH]
TRUE NORTH COMMUNICATIONS INC.
101 EAST ERIE STREET, CHICAGO, ILLINOIS 60611-2897, USA PHONE 312-425-6500 FAX 312-425-6350


                                                               November 17, 1997


Mr. Maurice Levy
Publicis
133 Champs-Elysees
75008 Paris
France

Dear Maurice:

The Board of Directors of True North considered your unsolicited letter dated November 10, 1997 at our regularly scheduled board meeting held on November 12. Your letter was discussed at length and the Board had the benefit of counsel from its legal and financial advisors -- Sidley & Austin and Morgan Stanley. We have been asked by the Board to respond to your letter.

The Board unanimously (with Ali Wambold, your Publicis designee, recusing himself and Mike Murphy absent due to illness) resolved to decline your invitation to meet to discuss the transaction which you are prepared to propose. Among other things:

  . The Board reaffirmed its desire to pursue the pending merger transaction with BJK&E (Bozell) because we feel it is in the best interests of our shareholders.

  . As best as the Board can understand the financial terms of your letter, they are not materially different from other strategic alternatives which the Board has explicitly considered and turned down in the past.

  . The Board believes it is unrealistic to ignore a decade of difficulties between our two companies, which (if they were to persist) would directly and adversely affect the value of any combination you propose, and further believes any such combination could cause significant fallout of key clients and key employees.

  . The Board concluded after being advised by counsel that your letter does not provide a basis which would allow us, in keeping with our contractual obligations to Bozell, to engage in discussions.

Mr. Maurice Levy
November 17, 1997
Page Two


  . The Board has been advised that your letter stating that you are prepared to make a proposal would require significant discussion and time to define and execute, thereby significantly jeopardizing our timetable for other considerations.

The Board remains committed to the Bozell deal and must point out that our progress in moving toward closing it is being delayed by lack of responsiveness from Publicis in providing the information it is contractually required to provide for our SEC filing. While Publicis is obviously free to vote in any manner it chooses, we urge that it carefully, fully and promptly comply with its obligations under the May 19, 1997 Agreement wherein it promised to take reasonably requested action in support of a True North acquisition. We believe that, when Publicis reviews the information contained in the proxy statement, it will ultimately conclude that the True North/Bozell transaction will benefit the existing stockholders.

                                       Very truly yours,

                                       /s/ Bruce Mason

                                       Bruce Mason

                                       /s/ Rick Braddock

                                       Rick Braddock